A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the incorporation by reference of our Auditor’s Report dated April 18, 2005, on the balance sheet of GO Sports Entertainment, Inc. (the “Company”) as at December 31, 2004 and the related Statements of Operations, Cash Flows and Stockholders’ Equity for the period September 21, 2004 (Date of Inception) to December 31, 2004, in the Company’s Registration Statement on Form SB-2 to be filed with the United States Securities and Exchange Commission in order to register the resale of up to 5,500,000 shares of the Company’s common stock by the selling shareholders named in the Form SB-2.

“AMISANO HANSON”

Amisano Hanson

Chartered Accountants

Vancouver, Canada

July 21, 2005

05/O/GOSportsjul05.SB2CONS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net